Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Description of the Company

Throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), the term “Altria Group, Inc.” refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies and the term “ALG” refers solely to the parent company. ALG’s wholly-owned subsidiaries are Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes and other tobacco products in the United States and John Middleton, Inc., which is engaged in the manufacture and sale of machine-made cigars and pipe tobacco. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, maintains a portfolio of leveraged and direct finance leases. In addition, ALG held a 28.6% economic and voting interest in SABMiller plc (“SABMiller”) at December 31, 2007. ALG’s wholly owned international tobacco subsidiary as of December 31, 2007, Philip Morris International Inc. (“PMI”), is reflected in the financial statements and throughout MD&A as a discontinued operation as a result of the PMI spin-off discussed below. ALG’s access to the operating cash flows of its subsidiaries consists principally of cash received from the payment of dividends by its subsidiaries.

On March 30, 2007, Altria Group, Inc. distributed all of its remaining interest in Kraft Foods, Inc. (“Kraft”) on a pro-rata basis to Altria Group, Inc. stockholders in a tax-free distribution. For further discussion, please refer to the Kraft Spin-Off discussion below. Altria Group, Inc. has reclassified and reflected the results of Kraft prior to the Kraft Distribution Date as discontinued operations on the consolidated statements of earnings and the consolidated statements of cash flows for all periods presented. The assets and liabilities related to Kraft were reclassified and reflected as discontinued operations on the consolidated balance sheet at December 31, 2006.

PMI Spin-Off:

On January 30, 2008, the Board of Directors announced Altria Group, Inc.’s plans to spin off all of its interest in PMI to Altria Group, Inc. stockholders in a tax-free distribution. The distribution of all the PMI shares owned by Altria Group, Inc. was made on March 28, 2008 (the “PMI Distribution Date”), to Altria Group, Inc. stockholders of record as of the close of business on March 19, 2008 (the “PMI Record Date”). Altria Group, Inc. distributed one share of PMI common stock for every share of Altria Group, Inc. common stock outstanding as of the PMI Record Date.

Holders of Altria Group, Inc. stock options were treated similarly to public stockholders and, accordingly, had their stock awards split into two instruments. Holders of Altria Group, Inc. stock options received the following stock options, which, immediately after the spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. options:

—	a new PMI option to acquire the same number of shares of PMI common stock as the number of Altria Group, Inc. options held by such person on the PMI Distribution Date; and

—	an adjusted Altria Group, Inc. option for the same number of shares of Altria Group, Inc. common stock with a reduced exercise price.

As set forth in the Employee Matters Agreement, the exercise price of each option was developed to reflect the relative market values of PMI and Altria Group, Inc. shares, by allocating the share price of Altria Group, Inc. common stock before the spin-off ($73.83) to PMI shares ($51.44) and Altria Group, Inc. shares ($22.39) and then multiplying each of these allocated values by the Option Conversion Ratio. The Option Conversion Ratio is equal to the exercise price of the Altria Group, Inc. option, prior to any adjustment for the spin-off, divided by the share price of Altria Group, Inc. common stock before the spin-off ($73.83). As a result, the new PMI option and the adjusted Altria Group, Inc. option have an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. option.

Holders of Altria Group, Inc. restricted stock or deferred stock awarded prior to January 30, 2008, retained their existing awards and received the same number of shares of restricted or deferred stock of PMI. The restricted stock and deferred stock will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria Group, Inc. deferred stock awarded on January 30, 2008, who were employed by Altria Group, Inc. after the PMI Distribution Date, received additional shares of deferred stock of Altria Group, Inc. to preserve the intrinsic value of the award. Recipients of Altria Group, Inc. deferred stock awarded on January 30, 2008, who were employed by PMI after the PMI Distribution Date, received substitute shares of deferred stock of PMI to preserve the intrinsic value of the award.

To the extent that employees of the remaining Altria Group, Inc. received PMI stock options, Altria Group, Inc. reimbursed PMI in cash for the Black-Scholes fair value of the stock options received. To the extent that PMI employees hold Altria Group, Inc. stock options, PMI reimbursed Altria Group, Inc. in cash for the Black-Scholes fair value of the stock options. To the extent that employees of the remaining Altria Group, Inc. received PMI deferred stock, Altria Group, Inc. paid to PMI the fair value of the PMI deferred stock less the value of projected forfeitures. To the extent that PMI employees hold Altria Group, Inc. restricted stock or deferred stock, PMI reimbursed Altria Group, Inc. in cash for the fair value of the restricted or deferred stock less the value of projected forfeitures and any amounts previously charged to PMI for the restricted or deferred stock. Based upon the number of Altria Group, Inc. stock awards outstanding at the PMI Distribution Date, the net amount of these reimbursements resulted in a payment of $449 million from Altria Group, Inc. to PMI ($427 million of which was paid in March 2008).

In connection with the spin-off, PMI paid to Altria Group, Inc. $4.0 billion in special dividends in addition to its normal dividends to Altria Group, Inc. PMI paid $3.1 billion of these special dividends in 2007 and paid the additional $900 million in the first quarter of 2008.

Prior to the PMI spin-off, PMI was included in the Altria Group, Inc. consolidated federal income tax return, and PMI’s federal income tax contingencies were recorded as liabilities on the balance sheet of ALG. ALG reimbursed PMI in cash for these liabilities, which were $97 million.

Prior to the PMI spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria Group, Inc. After the PMI Distribution Date, the benefits previously provided by Altria Group, Inc. will be provided by PMI. As a result, new plans were established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities were transferred to the PMI plans. The transfer of these benefits resulted in Altria Group, Inc. reducing its benefit plan liabilities by $129 million and increasing its prepaid pension assets by $33 million in its consolidated balance sheet, partially offset by the related deferred tax assets ($23 million) and the corresponding Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” adjustment to stockholders’ equity ($27 million). Altria Group, Inc. paid PMI a corresponding amount of $112 million in cash, which is net of the related tax benefit.

A subsidiary of ALG previously provided PMI with certain corporate services at cost plus a management fee. After the PMI Distribution Date, PMI independently undertook most of these activities. Any remaining limited services provided to PMI by the ALG service subsidiary under the Transition Services Agreement are expected to cease in 2008. The settlement of the intercompany accounts (including the amounts discussed above related to stock awards, tax contingencies and benefit plans) resulted in a net payment from Altria Group, Inc. to PMI of $332 million. In March 2008, Altria Group, Inc. made an estimated payment of $427 million to PMI, thereby resulting in PMI reimbursing $95 million to Altria Group, Inc. in the second quarter of 2008.

Under the terms of the Distribution Agreement between Altria Group, Inc. and PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria

Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria Group, Inc. does not have a liability recorded on its condensed consolidated balance sheet at March 31, 2008 as the fair value of this indemnification is insignificant.

Altria Group, Inc. estimates that, if the distribution had occurred on December 31, 2007, it would have resulted in a net decrease to Altria Group, Inc.’s stockholders’ equity of approximately $15 billion.

Dividends and Share Repurchases:

In conjunction with its announcement of the PMI spin-off, the Board of Directors announced its intention to adjust Altria Group, Inc.’s dividend so that Altria Group, Inc. stockholders who retain their PMI shares will initially receive, in the aggregate, the same annual cash dividend rate of $3.00 per common share that existed before the spin-off. Altria Group, Inc. expects to pay a dividend at the initial rate of $0.29 per common share per quarter, or $1.16 per common share on an annualized basis. Altria Group, Inc. has established a dividend policy that anticipates a payout ratio of approximately 75% post-spin. PMI is expected to pay a dividend at the initial rate of $0.46 per common share per quarter, or $1.84 per common share on an annualized basis. PMI has established a dividend policy that anticipates a payout ratio of approximately 65% post-spin. Payment of cash dividends is at the discretion of the Boards of Directors of the respective companies.

In addition, the Board of Directors approved share repurchase programs as follows:

—	for Altria Group, Inc. a $7.5 billion two-year share repurchase program that began in April 2008; and

—	for PMI, a $13.0 billion two-year share repurchase program that was expected to begin in May 2008.

Tender Offer for Altria Group, Inc. Notes:

In connection with the spin-off of PMI, in the first quarter of 2008, Altria Group, Inc. and its subsidiary, Altria Finance (Cayman Islands) Ltd. completed tender offers to purchase for cash $2.3 billion of notes and debentures denominated in U.S. dollars and €373 million in euro-denominated bonds, equivalent to $568 million in U.S. dollars.

While Altria Group, Inc. believes that the spin-off of PMI was not prohibited by the indentures, it believes that it was desirable to eliminate any uncertainty by amending the indentures with the consent of note holders.

In order to finance the tender offers, Altria Group, Inc. arranged a $4.0 billion, 364-day bridge loan facility with substantially the same terms as its existing credit facilities. The tender offers however, were paid with existing cash and Altria Group, Inc. has not borrowed under this bridge facility. Subsequent to the spin-off of PMI, Altria Group, Inc. intends to issue new public debt for general corporate purposes, including its share repurchase program, if market conditions permit. The tender offers and consent solicitations resulted in pre-tax charges of $393 million in the first quarter of 2008.

Kraft Spin-Off:

On March 30, 2007 (the “Kraft Distribution Date”), Altria Group, Inc. distributed all of its remaining interest in Kraft on a pro-rata basis to Altria Group, Inc. stockholders of record as of the close of business on March 16, 2007 (the “Kraft Record Date”) in a tax-free distribution. The distribution ratio was 0.692024 of a share of Kraft for each share of Altria Group, Inc. common stock outstanding. Altria Group, Inc. stockholders received cash in lieu of fractional shares of Kraft. Following the distribution, Altria Group, Inc. does not own any shares of Kraft. During the second quarter of 2007, Altria Group, Inc. adjusted its quarterly dividend to $0.69 per share, so that its stockholders who retained their Altria Group, Inc. and Kraft shares would receive, in the aggregate, the same dividend dollars as before the distribution. In August 2007, Altria Group, Inc. increased its quarterly dividend to $0.75 per share.

Holders of Altria Group, Inc. stock options were treated similarly to public stockholders and accordingly, had their stock awards split into two instruments. Holders of Altria Group, Inc. stock options received the following stock options, which, immediately after the spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. options:

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a new Kraft option to acquire the number of shares of Kraft Class A common stock equal to the product of (a) the number of Altria Group, Inc. options held by such person on the Kraft Distribution Date and (b) the distribution ratio of 0.692024; and

—	an adjusted Altria Group, Inc. option for the same number of shares of Altria Group, Inc. common stock with a reduced exercise price.

The new Kraft option has an exercise price equal to the Kraft market price at the time of the distribution ($31.66) multiplied by the Option Conversion Ratio, which represents the exercise price of the original Altria Group, Inc. option divided by the Altria Group, Inc. market price immediately before the distribution ($87.81). The reduced exercise price of the adjusted Altria Group, Inc. option was determined by multiplying the Altria Group, Inc. market price immediately following the distribution ($65.90) by the Option Conversion Ratio.

Holders of Altria Group, Inc. restricted stock or deferred stock awarded prior to January 31, 2007, retained their existing award and received restricted stock or deferred stock of Kraft Class A common stock. The amount of Kraft restricted stock or deferred stock awarded to such holders was calculated using the same formula set forth above with respect to new Kraft options. All of the restricted stock and deferred stock will vest at the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria Group, Inc. deferred stock awarded on January 31, 2007, did not receive restricted stock or deferred stock of Kraft. Rather, they received additional deferred shares of Altria Group, Inc. to preserve the intrinsic value of the original award.

To the extent that employees of the remaining Altria Group, Inc. received Kraft stock options, Altria Group, Inc. reimbursed Kraft in cash for the Black-Scholes fair value of the stock options received. To the extent that Kraft employees held Altria Group, Inc. stock options, Kraft reimbursed Altria Group, Inc. in cash for the Black-Scholes fair value of the stock options. To the extent that holders of Altria Group, Inc. deferred stock received Kraft deferred stock, Altria Group, Inc. paid to Kraft the fair value of the Kraft deferred stock less the value of projected forfeitures. Based upon the number of Altria Group, Inc. stock awards outstanding at the Kraft Distribution Date, the net amount of these reimbursements resulted in a payment of $179 million from Kraft to Altria Group, Inc. in April 2007. The reimbursement from Kraft is reflected as an increase to the additional paid-in capital of Altria Group, Inc. on the December 31, 2007 consolidated balance sheet.

Kraft was previously included in the Altria Group, Inc. consolidated federal income tax return, and federal income tax contingencies were recorded as liabilities on the balance sheet of ALG. As part of the intercompany account settlement discussed below, ALG reimbursed Kraft in cash for these liabilities, which as of March 30, 2007, were approximately $305 million, plus pre-tax interest of $63 million ($41 million after taxes). ALG also reimbursed Kraft in cash for the federal income tax consequences of the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) (approximately $70 million plus pre-tax interest of $14 million, $9 million after taxes). See Note 14. Income Taxes for a discussion of the FIN 48 adoption and the Tax Sharing Agreement between Altria Group, Inc. and Kraft.

A subsidiary of ALG previously provided Kraft with certain services at cost plus a 5% management fee. After the Kraft Distribution Date, Kraft undertook these activities, and any remaining limited services provided to Kraft ceased during 2007. All intercompany accounts were settled in cash within 30 days of the Kraft Distribution Date. The settlement of the intercompany accounts (including the amounts discussed above related to stock awards and tax contingencies) resulted in a net payment from Kraft to ALG of $85 million in April 2007.

The distribution resulted in a net decrease to Altria Group, Inc.’s stockholders’ equity of $27.4 billion on the Kraft Distribution Date.

Other:

On December 11, 2007, in conjunction with PM USA’s adjacency strategy, Altria Group, Inc. acquired 100% of John Middleton, Inc., a leading manufacturer of machine-made large cigars, for $2.9 billion in cash. The acquisition was financed with existing cash. John Middleton, Inc.’s balance sheet has been consolidated with Altria Group, Inc.’s as of December 31, 2007. Earnings from December 12, 2007 to December 31, 2007, the amounts of which were insignificant, have been included in Altria Group, Inc.’s consolidated operating results.

In March 2008, Altria Group, Inc. sold its headquarters building in New York City for $525 million and recorded a net pre-tax gain on the sale of the building and other assets of $404 million in the first quarter of 2008.

Beginning with the first quarter of 2008, Altria Group, Inc. revised its reportable segments to reflect the change in the way in which Altria Group, Inc.’s management reviews the business as a result of the acquisition of John Middleton, Inc. and the PMI spin-off. Altria Group, Inc.’s revised segments are Cigarettes and other tobacco products; Cigars; and Financial Services. Accordingly, prior year segment results have been revised.

Executive Summary

The following executive summary is intended to provide significant highlights of the Discussion and Analysis that follows.

Consolidated Operating Results – The changes in Altria Group, Inc.’s earnings from continuing operations and diluted earnings per share (“EPS”) from continuing operations for the year ended December 31, 2007, from the year ended December 31, 2006, were due primarily to the following (in millions, except per share data):

	Earnings from Continuing Operations	Diluted EPS from Continuing Operations
For the year ended December 31, 2006	$ 3,182	$ 1.51

2006 Asset impairment and exit costs	32	0.02
2006 Interest on tax reserve transfers to Kraft	29	0.01
2006 Tax items	(170)	(0.08)
2006 Provision for airline industry exposure	66	0.03

Subtotal 2006 items	(43)	(0.02)

2007 Asset impairment, exit and implementation costs	(300)	(0.15)
2007 Recoveries from airline industry exposure	137	0.06
2007 Interest on tax reserve transfers to Kraft	(50)	(0.02)
2007 Tax items	168	0.09

Subtotal 2007 items	(45)	(0.02)

Higher shares outstanding		(0.01)
Operations	37	0.02

For the year ended December 31, 2007	$ 3,131	$ 1.48

See discussion of events affecting the comparability of statement of earnings amounts in the Consolidated Operating Results section of the following Discussion and Analysis.

Asset Impairment, Exit and Implementation Costs – In June 2007, Altria Group, Inc. announced plans by its tobacco subsidiaries to optimize worldwide cigarette production by moving U.S.-based cigarette production for non-U.S. markets to PMI facilities in Europe. Due to declining U.S. cigarette volume, as well as PMI’s decision to re-source its production, PM USA will close its Cabarrus, North Carolina manufacturing facility and consolidate manufacturing for the U.S. market at its Richmond, Virginia manufacturing center. From 2007 through 2011, PM USA expects to incur total pre-tax asset impairment, exit and implementation charges of approximately $670 million for the program, including $371 million ($234 million after taxes) incurred during 2007. During 2006, PM USA recorded pre-tax asset impairment and exit costs of $10 million ($6 million after taxes). In addition, during 2007 and 2006, pre-tax asset impairment and exit costs of $98 million ($66 million after taxes) and $42 million ($26 million after taxes) were recorded in general corporate expense. For further details on asset impairment, exit and implementation costs, see Note 3. Asset Impairment and Exit Costs, to the Consolidated Financial Statements.

Recoveries/Provision from/for Airline Industry Exposure – As discussed in Note 8. Finance Assets, net, (“Note 8”) PMCC recorded a pre-tax gain of $214 million ($137 million after taxes) on the sale of its ownership interests and bankruptcy claims in certain leveraged lease investments in aircraft, which represented a partial recovery, in cash, of amounts that had been previously written down. During 2006, PMCC increased its allowance for losses by $103 million ($66 million after taxes), due to issues within the airline industry.

Interest on Tax Reserve Transfers to Kraft – As further discussed in Note 1. Background and Basis of Presentation and Note 14. Income Taxes, the interest on tax reserves transferred to Kraft is related to the Kraft spin-off, the adoption of FIN 48 in 2007 and the conclusion of an IRS audit in 2006.

Income Taxes – Altria Group, Inc.’s effective tax rate was unchanged at 33.1%. The 2007 effective tax rate includes net tax benefits of $111 million related to the reversal of tax reserves and associated interest resulting from the expiration of statutes of limitations ($55 million in the third quarter and $56 million in the fourth quarter). The tax rate in 2007 also includes the reversal in the fourth quarter of tax accruals of $57 million no longer required. The 2006 effective tax rate includes $146 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. Internal Revenue Service (“IRS”) concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006.

Shares Outstanding – Higher shares outstanding during 2007 primarily reflect exercises of employee stock options (which become outstanding when exercised) and the incremental share impact of stock options outstanding.

Operations – The favorable impact from operations was due primarily to the following:

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Higher U.S. tobacco income, reflecting lower wholesale promotional allowance rates and lower marketing, administration and research costs, partially offset by lower volume and higher ongoing resolution costs; and

—	Higher equity earnings in SABMiller;

partially offset by:

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Lower financial services income (after excluding the impact of the recoveries/provision from/for airline industry exposure), reflecting lower gains from asset management activity and lower lease revenues.

For further details, see the Consolidated Operating Results and Operating Results by Business Segment sections of the following Discussion and Analysis.

2008 Forecasted Results – In January 2008, Altria Group, Inc. announced that it forecasts 2008 full-year diluted earnings per share from continuing operations to be in the range of $1.63 to $1.67, representing a growth rate of approximately 9% to 11% for the full-year 2008, from a base of $1.50 per share in 2007. This forecast reflects a higher effective tax rate, the contribution of income from recently acquired John Middleton, Inc. and the impact of share repurchases. Earnings per share growth is expected to be stronger in the second half of 2008.

Reconciliation of 2007 Reported Diluted EPS from Continuing Operations to 2007

Adjusted Diluted EPS from Continuing Operations

2007 Reported diluted EPS from continuing operations	$1.48
Tax items	(0.09)
PMCC recoveries from airline industry exposure	(0.06)
Interest on tax reserve transfers to Kraft	0.02
Asset impairment, exit and implementation costs	0.15

2007 Adjusted diluted EPS from continuing operations	$1.50

The forecast excludes the impact of any potential future acquisitions or divestitures, Altria Group, Inc.’s gain on the sale of its headquarters in New York City, charges related to the tender offer for Altria Group, Inc.’s notes and a number of other factors including the items shown in the table above. The factors described in the Cautionary Factors That May Affect Future Results section of the following Discussion and Analysis represent continuing risks to this forecast.

Discussion and Analysis

Critical Accounting Policies and Estimates

Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of Altria Group, Inc.’s consolidated financial statements. In most instances, Altria Group, Inc. must use an accounting policy or method because it is the only policy or method permitted under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The preparation of financial statements includes the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. If actual amounts are ultimately different from previous estimates, the revisions are included in Altria Group, Inc.’s consolidated results of operations for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between Altria Group, Inc.’s estimates and actual amounts in any year, have not had a significant impact on its consolidated financial statements.

The selection and disclosure of Altria Group, Inc.’s critical accounting policies and estimates have been discussed with Altria Group, Inc.’s Audit Committee. The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of Altria Group, Inc.’s consolidated financial statements:

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Consolidation – The consolidated financial statements include ALG, as well as its wholly-owned subsidiaries. Investments in which ALG exercises significant influence (20% - 50% ownership interest) are accounted for under the equity method of accounting. All intercompany transactions and balances have been eliminated. The results of PMI have been reclassified and reflected as discontinued operations on the consolidated balance sheets, statements of earnings and statements of cash flows for all periods presented. The results of Kraft prior to the Kraft Distribution Date have been reflected as discontinued operations on the consolidated statements of earnings and statements of cash flows for all periods presented. The assets and liabilities related to Kraft were reflected as discontinued operations on the consolidated balance sheet at December 31, 2006.

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Revenue Recognition – As required by U.S. GAAP, Altria Group, Inc.’s consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. ALG’s consumer products businesses also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.

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Depreciation, Amortization and Intangible Asset Valuation – Altria Group, Inc. depreciates property, plant and equipment and amortizes its definite life intangible assets using the straight-line method over the estimated useful lives of the assets.

Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. These calculations may be affected by interest rates, general economic conditions and projected growth rates.

During 2007, 2006 and 2005, Altria Group, Inc. completed its annual review of goodwill and intangible assets, and no charges resulted from these reviews.

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Marketing and Advertising Costs – As required by U.S. GAAP, Altria Group, Inc. records marketing costs as an expense in the year to which such costs relate. Altria Group, Inc. does not defer amounts on its year-end consolidated balance sheets with respect to marketing costs. Altria Group, Inc. expenses advertising costs in the year incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.

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Contingencies – As discussed in Note 19. Contingencies (“Note 19”) to the consolidated financial statements, legal proceedings covering a wide range of matters are pending or threatened in various U.S. and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and its respective indemnitees. In 1998, PM USA and certain other U.S. tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states and various other governments and jurisdictions to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other U.S. tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). PM USA’s portion of ongoing adjusted payments and legal fees is based on its relative share of the settling manufacturers’ domestic cigarette shipments, including roll-your-own cigarettes, in the year preceding that in which the payment is due. PM USA records its portion of ongoing settlement payments as part of cost of sales as product is shipped. During the years ended December 31, 2007, 2006 and 2005, PM USA recorded expenses of $5.5 billion, $5.0 billion and $5.0 billion, respectively, as part of cost of sales for the payments under the State Settlement Agreements and payments for tobacco growers and quota-holders.

ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed in Note 19: at the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

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Employee Benefit Plans – As discussed in Note 16. Benefit Plans (“Note 16”) of the notes to the consolidated financial statements, Altria Group, Inc. provides a range of benefits to its employees and retired employees, including pensions, postretirement health care and postemployment benefits (primarily severance). Altria Group, Inc. records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. Altria Group, Inc. reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As permitted by U.S. GAAP, any effect of the modifications is generally amortized over future periods. Altria Group, Inc. believes that the assumptions utilized in recording its obligations under its plans, which are presented in Note 16, are reasonable based on advice from its actuaries.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. Altria Group, Inc. adopted SFAS No. 158, prospectively, on December 31, 2006. The adoption of SFAS No. 158 by Altria Group, Inc. resulted in a decrease to total assets of $3,096 million, an increase in total liabilities of $290 million and a decrease to stockholders’ equity of $3,386 million. Included in these amounts were a decrease to Kraft’s total assets of $2,286 million, a decrease to Kraft’s total liabilities of $235 million and a decrease to Kraft’s stockholders’ equity of $2,051 million, as well as a decrease to PMI’s total assets of $162 million, an increase to PMI’s total liabilities of $351 million and a decrease to PMI’s stockholder’s equity of $513 million.

At December 31, 2007, Altria Group, Inc.’s discount rate assumption increased to 6.20%, from 5.90% at December 31, 2006, for its pension and postretirement plans. Altria Group, Inc. presently anticipates that this and other less significant assumption changes, coupled with the amortization of deferred gains and losses, will result in substantially the same 2008 pre-tax pension and postretirement expense, not including amounts in each year related to early retirement programs. A fifty basis point decrease in Altria Group, Inc.’s discount rate would increase Altria Group, Inc.’s pension and postretirement expense by approximately $51 million, whereas, a fifty basis point increase would lower expense by approximately $33 million. Similarly, a fifty basis point decrease (increase) in the expected return on plan assets would increase (decrease) Altria Group, Inc.’s pension expense by approximately $27 million. See Note 16 for a sensitivity discussion of the assumed health care cost trend rates.

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Income Taxes – Altria Group, Inc. accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

On January 1, 2007, Altria Group, Inc. adopted the provisions of FIN 48. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As a result of the January 1, 2007 adoption of FIN 48, Altria Group, Inc. lowered its liability for unrecognized tax benefits by $1,021 million. This resulted in an increase to stockholders’ equity of $857 million ($835 million, net of minority interest), a reduction of Kraft’s goodwill of $85 million and a reduction of federal deferred tax benefits of $79 million.

Altria Group, Inc. adopted the provisions of FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (“FAS 13-2”) effective January 1, 2007. This Staff Position requires the revenue recognition calculation to be reevaluated if there is a revision to the projected timing of income tax cash flows generated by a leveraged lease. The adoption of this Staff Position by Altria Group, Inc. resulted in a reduction to stockholders’ equity of $124 million as of January 1, 2007.

The tax provision in 2007 includes net tax benefits of $111 million related to the reversal of tax reserves and associated interest resulting from the expiration of statutes of limitations ($55 million in the third quarter and $56 million in the fourth quarter). The 2007 tax provision also includes the reversal in the fourth quarter of tax accruals of $57 million no longer required. The tax provision in 2006 includes $146 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The tax provision in 2005 includes the impact of the domestic manufacturers’ deduction under the American Jobs Creation Act.

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Hedging – As discussed below in “Market Risk,” Altria Group, Inc. uses derivative financial instruments principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates by creating offsetting exposures. Altria Group, Inc. meets the requirements of U.S. GAAP where it has elected to apply hedge accounting to derivatives. As a result, gains and losses on these derivatives are deferred in accumulated other comprehensive earnings (losses) and recognized in the consolidated statement of earnings in the periods when the related hedged transaction is also recognized in operating results. If Altria Group, Inc. had elected not to use and comply with the hedge accounting provisions permitted under U.S. GAAP, gains (losses) deferred in stockholders’ equity as of December 31, 2007, 2006 and 2005, would have been recorded in net earnings.

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Impairment of Long-Lived Assets – Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. These analyses are affected by interest rates, general economic conditions and projected growth rates. For purposes of recognition and measurement of an impairment of assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

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Leasing – Approximately 91% of PMCC’s net revenues in 2007 related to leveraged leases. Income relating to leveraged leases is recorded initially as unearned income, which is included in the line item finance assets, net, on Altria Group, Inc.’s consolidated balance sheets, and is subsequently recorded as net revenues over the life of the related leases at a constant after-tax rate of return. The remainder of PMCC’s net revenues consists primarily of amounts related to direct finance leases, with income initially recorded as unearned and subsequently recognized in net revenues over the life of the leases at a constant pre-tax rate of return. As discussed further in Note 8 to the consolidated financial statements, PMCC leases certain assets that were affected by bankruptcy filings.

PMCC’s investment in leases is included in the line item finance assets, net, on the consolidated balance sheets as of December 31, 2007 and 2006. At December 31, 2007, PMCC’s net finance receivable of $5.8 billion in leveraged leases, which is included in the line item on Altria Group, Inc.’s consolidated balance sheet of finance assets, net, consists of rents receivables ($19.4 billion) and the residual value of assets under lease ($1.5 billion), reduced by third-party nonrecourse debt ($12.8 billion) and unearned income ($2.3 billion). The repayment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by

U.S. GAAP, the third-party nonrecourse debt has been offset against the related rents receivable and has been presented on a net basis within the line item finance assets, net, in Altria Group, Inc.’s consolidated balance sheets. Finance assets, net, at December 31, 2007, also include net finance receivables for direct finance leases ($0.4 billion) and an allowance for losses ($0.2 billion).

Estimated residual values represent PMCC’s estimate at lease inception as to the fair value of assets under lease at the end of the lease term. The estimated residual values are reviewed annually by PMCC’s management based on a number of factors and activity in the relevant industry. If necessary, revisions to reduce the residual values are recorded. Such reviews resulted in decreases of $11 million and $14 million in 2007 and 2006, respectively, to PMCC’s net revenues and results of operations. Such residual reviews resulted in no adjustment in 2005. To the extent that lease receivables due PMCC may be uncollectible, PMCC records an allowance for losses against its finance assets. During 2007, PMCC recorded a pre-tax gain of $214 million on the sale of its ownership interests and bankruptcy claims in certain leveraged lease investments in aircraft, which represented a partial recovery, in cash, of amounts that had been previously written down. During 2006 and 2005, PMCC increased its allowance for losses by $103 million and $200 million, respectively, primarily in recognition of issues within the airline industry. It is possible that additional adverse developments may require PMCC to increase its allowance for losses in future periods.

Consolidated Operating Results

See pages 33 - 36 for a discussion of Cautionary Factors That May Affect Future Results.

	Net Revenues
	(in millions)
	2007	2006	2005
Cigarettes and other tobacco products	$18,470	$18,474	$18,134
Cigars	15
Financial services	179	316	318

Net revenues	$18,664	$18,790	$18,452

	Excise Taxes on Products
	(in millions)
	2007	2006	2005
Cigarettes and other tobacco products	$3,449	$3,617	$3,659
Cigars	3

Excise taxes on products	$3,452	$3,617	$3,659

	Operating Income
	(in millions)
	2007	2006	2005
Operating companies income:
Cigarettes and other tobacco products	$4,511	$4,812	$4,581
Cigars	7
Financial services	380	175	30
General corporate expenses	(525)	(469)	(507)

Operating income	$4,373	$4,518	$4,104

As discussed in Note 15. Segment Reporting, management reviews operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.

The following events that occurred during 2007, 2006 and 2005 affected the comparability of statement of earnings amounts.

—	Asset Impairment and Exit Costs – For the years ended December 31, 2007, 2006 and 2005, pre-tax asset impairment and exit costs consisted of the following:

		2007	2006	2005
		(in millions)
Separation program	Cigarettes and other tobacco products	$309	$10	$-
Separation program	General corporate	17	32	49

Total separation programs		326	42	49

Asset impairment	Cigarettes and other tobacco products	35
Asset impairment	General corporate		10

Total asset impairment		35	10	-

Spin-off fees	General corporate	81

Asset impairment and exit costs		$442	$52	$49

Manufacturing Optimization Program

In June 2007, Altria Group, Inc. announced plans by its tobacco subsidiaries to optimize worldwide cigarette production by moving U.S.-based cigarette production for non-U.S. markets to PMI facilities in Europe. Due to declining U.S. cigarette volume, as well as PMI’s decision to re-source its production, PM USA will close its Cabarrus, North Carolina manufacturing facility and consolidate manufacturing for the U.S. market at its Richmond, Virginia manufacturing center. PMI expects to shift all of its PM USA-sourced cigarette production, which approximates 57 billion cigarettes to PMI facilities in Europe by October 2008 and PM USA will close its Cabarrus manufacturing facility by the end of 2010.

As a result of this program, from 2007 through 2011, PM USA expects to incur total pre-tax charges of approximately $670 million, comprised of accelerated depreciation of $143 million (including the above mentioned asset impairment charge of $35 million recorded in 2007), employee separation costs of $353 million and other charges of $174 million, primarily related to the relocation of employees and equipment, net of estimated gains on sales of land and buildings. Approximately $440 million, or 66% of the total pre-tax charges, will result in cash expenditures. PM USA recorded total pre-tax charges of $371 million in 2007 related to this program. These charges were comprised of pre-tax asset impairment and exit costs of $344 million, and $27 million of pre-tax implementation costs associated with the program. The pre-tax implementation costs primarily related to accelerated depreciation and were included in cost of sales in the consolidated statement of earnings for the year ended December 31, 2007. Pre-tax charges of approximately $140 million are expected during 2008 for the program. The program is expected to generate annual pre-tax cost savings of approximately $156 million by 2011.

Corporate Asset Impairment and Exit Costs

In 2007, 2006 and 2005, general corporate pre-tax charges were $98 million, $42 million and $49 million, respectively. These charges were primarily related to investment banking and legal fees in 2007 associated with the Kraft and contemplated PMI spin-offs, as well as the streamlining of various corporate functions in each year.

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Loss on Tobacco Pool – As further discussed in Note 19 to the consolidated financial statements, in October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. Under the provisions of FETRA, PM USA was obligated to cover its share of potential losses that the government may incur on the disposition of pool tobacco stock accumulated under the previous tobacco price support program. In 2005, PM USA recorded a $138 million pre-tax expense for its share of the loss, which is included in the operating companies income of the Cigarettes and other tobacco products segment.

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Tobacco Quota Buy-Out – The provisions of FETRA require PM USA, along with other manufacturers and importers of tobacco products, to make quarterly payments that will be used to compensate tobacco growers and quota holders affected by the legislation. Payments made by PM USA under FETRA offset amounts due under the provisions of the National Tobacco Grower Settlement Trust (“NTGST”), a trust formerly established to compensate tobacco growers and quota holders. Disputes arose as to the applicability of FETRA to 2004 NTGST payments. During the third quarter of 2005, a North Carolina Supreme Court ruling determined that FETRA enactment had not triggered the offset provisions during 2004 and that tobacco companies were required to make full payment to the NTGST for the full year of 2004. The ruling, along with FETRA billings from the United States Department of Agriculture (“USDA”), established that FETRA was effective beginning in 2005. PM USA had accrued for 2004 FETRA charges and after the clarification of the court ruling, PM USA reversed a 2004 accrual for FETRA payments in the amount of $115 million, which is included in the operating companies income of the Cigarettes and other tobacco products segment.

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Recoveries/Provision from/for Airline Industry Exposure – As discussed in Note 8 to the consolidated financial statements, during 2007, PMCC recorded pre-tax gains of $214 million on the sale of its ownership interests and bankruptcy claims in certain leveraged lease investments in aircraft, which represented a partial recovery, in cash, of amounts that had been previously written down. During 2006, PMCC increased its allowance for losses by $103 million, due to issues within the airline industry. During 2005, PMCC increased its allowance for losses by $200 million, reflecting its exposure to the airline industry, particularly Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”), both of which filed for bankruptcy protection during 2005.

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Income Tax Benefit – The tax provision in 2007 included net tax benefits of $111 million related to the reversal of tax reserves and associated interest resulting from the expiration of statutes of limitations ($55 million in the third quarter and $56 million in the fourth quarter). The tax provision in 2007 also included the reversal in the fourth quarter of tax accruals of $57 million no longer required. The IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999, and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. Consequently, in March 2006, Altria Group, Inc. recorded non-cash tax benefits of $1.0 billion, which principally represented the reversal of tax reserves following the issuance of and agreement with the RAR. Altria Group, Inc. reimbursed $337 million and $450 million in cash to Kraft and PMI, respectively, for their portion of the $1.0 billion related to federal tax benefits, as well as pre-tax interest of $46 million to Kraft. The total tax benefits related to Kraft and PMI, which included the above mentioned federal tax benefits, as well as state tax benefits of $74 million, were reclassified to earnings from discontinued operations. The tax reversal resulted in an increase to earnings from continuing operations of approximately $146 million for the year ended December 31, 2006.

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Discontinued Operations – As a result of the Kraft spin-off, which is more fully discussed in Note 1. Background and Basis of Presentation, to the consolidated financial statements, and the PMI spin-off, which is more fully discussed in Note 21. Subsequent Events, to the consolidated financial statements, Altria Group, Inc., has reclassified and reflected the results of Kraft and PMI as discontinued operations on the consolidated statements of earnings and the consolidated statements of cash flows for all periods presented. The assets and liabilities related to PMI were reclassified and reflected as discontinued operations on the consolidated balance sheet for all periods presented. The assets and liabilities related to Kraft were reclassified and reflected as discontinued operations on the consolidated balance sheet at December 31, 2006.

2007 compared with 2006

The following discussion compares consolidated operating results for the year ended December 31, 2007, with the year ended December 31, 2006.

Net revenues, which include excise taxes billed to customers, decreased $126 million (0.7%). Excluding excise taxes, net revenues increased $39 million (0.3%), due primarily to the higher revenues from the Cigarettes and other tobacco products segment and the impact of the John Middleton, Inc. acquisition, partially offset by lower revenues from the Financial services segment.

Excise taxes on products decreased $165 million (4.6%) due to lower volume in the Cigarettes and other tobacco products segment.

Cost of sales increased $440 million (6.0%), due primarily to higher ongoing resolution costs ($484 million).

Marketing, administration and research costs decreased $329 million (10.6%), due primarily to lower marketing expenses and lower general and administrative costs, both decreases reflecting productivity initiatives.

Operating income decreased $145 million (3.2%), due primarily to higher charges for asset impairment, exit and implementation costs, partially offset by higher operating results at PMCC as a result of cash recoveries in 2007 from assets which had previously been written down versus a provision in 2006 for its airline industry exposure, and higher operating results from the Cigarettes and other tobacco products segment.

Interest and other debt expense, net, of $205 million decreased $20 million, due primarily to lower debt levels, partially offset by lower interest income.

Altria Group, Inc.’s effective tax rate was unchanged at 33.1%. The 2007 effective tax rate includes net tax benefits of $111 million related to the reversal of tax reserves and associated interest resulting from the expiration of statutes of limitations ($55 million in the third quarter and $56 million in the fourth quarter). The tax provision in 2007 also includes the reversal in the fourth quarter of tax accruals of $57 million no longer required. The 2006 effective tax rate includes $146 million of non-cash tax benefits principally representing the reversal of tax reserves after the IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006.

Earnings from continuing operations of $3.1 billion decreased $51 million (1.6%), due primarily to lower operating income, partially offset by higher equity earnings from SABMiller and lower interest and other debt expense, net. Diluted and basic EPS from continuing operations of $1.48 and $1.49, respectively, each decreased by 2.0%.

Earnings from discontinued operations, net of income taxes and minority interest (which represent the results of Kraft prior to the Kraft spin-off, and PMI), decreased $2.2 billion.

Net earnings of $9.8 billion decreased $2.2 billion (18.6%). Diluted and basic EPS from net earnings of $4.62 and $4.66, respectively, each decreased by 19.1%. These decreases reflect the spin-off of Kraft at the end of March 2007.

2006 compared with 2005

The following discussion compares consolidated operating results for the year ended December 31, 2006, with the year ended December 31, 2005.

Net revenues, which include excise taxes billed to customers, increased $338 million (1.8%). Excluding excise taxes, net revenues increased $380 million (2.6%), due primarily to increases from the Cigarettes and other tobacco products segment.

Excise taxes on products decreased $42 million (1.1%), due primarily to lower volume in the Cigarettes and other tobacco products segment.

Cost of sales increased $113 million (1.6%), due primarily to higher leaf costs.

Marketing, administration and research costs decreased $26 million (0.8%), due primarily to lower corporate, and general and administrative expenses, partially offset by higher marketing expenses.

Operating income increased $414 million (10.1%), due primarily to higher operating results from the Cigarettes and other tobacco products segment, the 2005 charge for PM USA’s portion of the losses incurred by the federal government on disposition of its pool tobacco stock, and a lower provision for airline industry exposure at PMCC. These increases were partially offset by an unfavorable comparison with 2005, when PM USA benefited from the reversal of a 2004 accrual related to the tobacco quota buy-out legislation.

Interest and other debt expense, net, of $225 million decreased $202 million (47.3%), due primarily to lower debt levels and higher interest income.

Altria Group, Inc.’s effective tax rate decreased by 5.1 percentage points to 33.1%. The 2006 effective tax rate includes $146 million of non-cash tax benefits principally representing the reversal of tax reserves after the IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The 2006 tax rate also includes benefits related to dividend repatriation.

Earnings from continuing operations of $3.2 billion increased $633 million (24.8%), due primarily to higher operating income, lower interest and other debt expense, net, and a lower effective tax rate. Diluted and basic EPS from continuing operations of $1.51 and $1.52, respectively, increased by 23.8% and 23.6%, respectively.

Earnings from discontinued operations, net of income taxes and minority interest, of $8.8 billion increased $954 million (12.1%), due to higher net earnings at PMI and Kraft.

Net earnings of $12.0 billion increased $1.6 billion (15.2%). Diluted and basic EPS from net earnings of $5.71 and $5.76, respectively, increased by 14.4% and 14.3%, respectively.

Operating Results by Business Segment

Tobacco

Business Environment

Taxes, Legislation, Regulation and Other Matters Regarding Tobacco and Smoking

The United States tobacco industry faces a number of challenges that may adversely affect the business, volume, results of operations, cash flows and financial position of ALG and our tobacco companies. These challenges, which are discussed below and in the Cautionary Factors That May Affect Future Results section, include:

•	pending and threatened litigation and bonding requirements as discussed in Note 19. Contingencies (“Note 19”);

•	competitive disadvantages related to price increases attributable to the settlement of certain tobacco litigation;

•	actual and proposed excise tax increases;

•	the sale of counterfeit cigarettes by third parties;

•	the sale of tobacco products by third parties over the Internet and by other means designed to avoid the collection of applicable taxes;

•	price gaps and changes in price gaps between premium and lowest price brands;

•	diversion into one market of products intended for sale in another;

•	the outcome of proceedings and investigations, and the potential assertion of claims, relating to contraband shipments of cigarettes;

•	governmental investigations;

•	actual and proposed requirements regarding the use and disclosure of tobacco product ingredients, flavors and other proprietary information;

•	actual and proposed restrictions affecting tobacco manufacturing, marketing, advertising and sales;

•	governmental and private bans and restrictions on smoking;

•	the diminishing prevalence of smoking and increased efforts by tobacco control advocates to further restrict smoking;

•	governmental requirements setting ignition propensity standards for cigarettes; and

•	actual and proposed tobacco legislation and regulation.

In the ordinary course of business, our tobacco companies are subject to many influences that can impact the timing of sales to customers, including the timing of holidays and other annual or special events, the timing of promotions, customer incentive programs and customer inventory programs, as well as the actual or speculated timing of pricing actions and tax-driven price increases.

Excise Taxes: Tobacco products are subject to substantial excise taxes in the United States. Significant increases in tobacco-related taxes or fees have been proposed or enacted and are likely to continue to be proposed or enacted within the United States. Legislation has been passed by the United States Congress that would increase the federal excise tax on cigarettes by $0.61 a pack. The President has vetoed this legislation. It is not possible to predict whether such legislation will be reintroduced and become law.

Tax increases are expected to continue to have an adverse impact on sales of tobacco products by our tobacco subsidiaries, due to lower consumption levels and to a shift in consumer purchases from the premium to the non-premium or discount segments or to other low-priced or low-taxed tobacco products or to counterfeit and contraband products.

Tar and Nicotine Test Methods and Brand Descriptors: A number of public health organizations have determined that the existing standardized machine-based methods for measuring tar and nicotine yields in cigarettes do not provide useful information about tar and nicotine deliveries and that such results are misleading to smokers. For example, in the 2001 publication of Monograph 13, the U.S. National Cancer Institute (“NCI”) concluded that measurements based on the Federal Trade Commission (“FTC”) standardized method “do not offer smokers meaningful information on the amount of tar and nicotine they will receive from a cigarette” or “on the relative amounts of tar and nicotine exposure likely to be received from smoking different brands of cigarettes.” Thereafter, the FTC issued a press release indicating that it would be working with the NCI to determine what changes should be made to its testing method to “correct the limitations” identified in Monograph 13. In 2002, PM USA petitioned the FTC to promulgate new rules governing the use of existing standardized machine-based methodologies for measuring tar and nicotine yields and descriptors. That petition remains pending. In addition, the World Health Organization (“WHO”) has concluded that these standardized measurements are “seriously flawed” and that measurements based upon the current standardized methodology “are misleading and should not be displayed.” The International Organization for Standardization (“ISO”) established a working group, chaired by the WHO, to propose a new measurement method that would more accurately reflect human smoking behavior. PM USA has supported the concept of supplementing the ISO test method with a more intensive method, which PM USA believes would better illustrate the wide variability in the delivery of tar, nicotine and carbon monoxide, depending on how an individual smokes a cigarette.

In light of public health concerns about the limitations of current machine measurement methodologies, governments and public health organizations have increasingly challenged the use of descriptors — such as “light,” “mild,” and “low tar” — that are based on measurements produced by those methods. In addition, as discussed in Note 19, in August 2006, a federal trial court entered judgment in favor of the United States government in its lawsuit against various cigarette manufacturers and others, including PM USA and ALG, and enjoined the defendants from using brand descriptors, such as “lights,” “ultra-lights” and “low tar.” In October 2006, the Court of Appeals stayed enforcement of the judgment pending its review of the trial court’s decision.

Food and Drug Administration (“FDA”) Regulations: In February 2007, bipartisan legislation was introduced in the United States Senate and House of Representatives that, if enacted, would grant the FDA broad authority to regulate the design, manufacture and marketing of tobacco products and disclosures of related information. This legislation would also grant the FDA the authority to impose certain recordkeeping and reporting obligations to address counterfeit and contraband tobacco products and would impose fees to pay for the cost of regulation and other matters. ALG and PM USA support this legislation. In August 2007, the Senate Health, Education, Labor and Pensions Committee approved a revised version of this legislation. Whether Congress will grant the FDA broad authority over tobacco products, and the precise nature of that authority if granted, cannot be predicted.

Tobacco Quota Buy-Out: In October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. FETRA provides for the elimination of the federal tobacco quota and price support program through an industry-funded buy-out of tobacco growers and quota holders. The cost of the buy-out is approximately $9.5 billion and is being paid over 10 years by manufacturers and importers of each kind of tobacco product. The cost is being allocated based on the relative market shares of manufacturers and importers of each kind of tobacco product. The quota buy-out payments will offset already scheduled payments to the National Tobacco Grower Settlement Trust (the “NTGST”), a trust fund established in 1999 by four of the major domestic tobacco product manufacturers to provide aid to tobacco growers and quota holders. Manufacturers and importers of tobacco products are also obligated to cover any losses (up to $500 million) that the government may incur on the disposition of tobacco pool stock accumulated under the previous tobacco price support program. PM USA has paid $138 million for its share of the tobacco pool stock losses. For a discussion of the NTGST, see Note 19. The quota buy-out did not have a material adverse impact on the Altria Group, Inc.’s consolidated results in 2007 and Altria Group, Inc. does not anticipate that the quota buyout will have a material adverse impact on its consolidated results in 2008 and beyond.

The WHO’s Framework Convention on Tobacco Control (“FCTC”): The FCTC entered into force on February 27, 2005. As of January 2008, 152 countries, as well as the European Community, have become parties to the FCTC. The FCTC is the first international public health treaty and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. The treaty recommends (and in certain instances, requires) signatory nations to enact legislation that would, among other things:

—	establish specific actions to prevent youth smoking;

—	restrict and/or eliminate all tobacco product advertising, marketing, promotions and sponsorships;

—	initiate public education campaigns to inform the public about the health consequences of smoking and the benefits of quitting;

—	implement regulations imposing product testing, disclosure and performance standards;

—	impose health warning requirements on packaging;

—	adopt measures that would eliminate cigarette smuggling and counterfeit cigarettes;

—	restrict smoking in public places;

—	implement fiscal policies (tax and price increases);

—	adopt and implement measures that ensure that descriptive terms do not create the false impression that one brand of cigarettes is safer than another;

—	phase out duty-free tobacco sales; and

—	encourage litigation against tobacco product manufacturers.

In addition, some of the proposals currently under consideration by the Conference of the Parties, the governing body of the FCTC, could have the potential to substantially restrict the ability of our tobacco subsidiaries to manufacture and market their products. It is not possible to predict the outcome of regulations under consideration.

Ingredient Laws: Some Jurisdictions in the United States have enacted or proposed legislation or regulations that would require tobacco product manufacturers to disclose to the government and, in some instances, publicly the ingredients used in the manufacture of tobacco products and, in certain cases, to provide toxicological information. In some jurisdictions, governments have prohibited the use of certain ingredients, and proposals have been discussed to further prohibit or limit the use of ingredients and flavors.

Laws Addressing Flavor Varieties or Characterizing Flavors: In certain states, legislation has been proposed which would prohibit the sale of certain flavor varieties of tobacco products or tobacco products with characterizing flavors. The proposed legislation varies in terms of the type of tobacco products subject to prohibition, the conditions under which the sale of such products would be prohibited, and exceptions to the prohibitions. To date, Maine is the only state in which such a prohibition has been enacted, but its provisions affecting cigarette and cigar products do not take effect until July 1, 2009, and covered products also may be granted exemptions under that state’s law. Whether other states will enact legislation in this area, and the precise nature of such legislation if enacted, cannot be predicted.

Bans and Restrictions on Advertising, Marketing, Promotions and Sponsorships: For many years, some legislators and public health groups have called for bans of product displays and for generic packaging. PM USA opposes complete bans on advertising, but supports limitations on marketing, provided that the limitations are within constitutional constraints and manufacturers are able to communicate appropriately with adult smokers.

Health Warning Requirements: Health warnings on tobacco product packs are required in the United States. PM USA supports and complies with health warning requirements. PM USA does not support warning sizes that deprive it of the ability to use their distinctive trademarks and pack designs which differentiate its products from those of its competitors.

Health Effects of Smoking and Exposure to Environmental Tobacco Smoke (“ETS”): Reports with respect to the health effects of cigarette smoking have been publicized for many years, including in a June 2006 United States Surgeon General report on ETS entitled “The Health Consequences of Involuntary Exposure to Tobacco Smoke.” Many countries have restricted smoking in public places. The pace and scope of public smoking bans has increased significantly. Some public health groups have called for, and some jurisdictions have adopted or proposed, bans on smoking in outdoor places, and some tobacco control groups have advocated banning smoking in cars with minors in them.

It is not possible to predict the results of ongoing scientific research or the types of future scientific research into the health risks of tobacco exposure. Although most regulation of ETS exposure to date has been done at the local level through bans in public establishments, the State of California is in the process of regulating ETS exposure in the ambient air at the state level. In January 2006, the California Air Resources Board (“CARB”) listed ETS as a toxic air contaminant under state law. CARB is now required to consider the adoption of appropriate control measures utilizing “best available control technology” in order to reduce public exposure to ETS in outdoor air to the “lowest level achievable.” In addition, in June 2006, the California Office of Environmental Health Hazard Assessment (“OEHHA”) listed ETS as a contaminant known to the State of California to cause reproductive toxicity. Consequently, under California Proposition 65, businesses employing 10 or more persons must post warning signs in certain areas stating that ETS is known to the State of California to be a reproductive toxicant.

It is the policy of PM USA to support a single, consistent public health message on the health effects of cigarette smoking in the development of diseases in smokers, smoking and addiction, and on exposure to ETS. It is also PM USA’s policy to defer to the judgment of public health authorities as to the content of warnings in advertisements and on product packaging regarding the health effects of smoking, addiction and exposure to ETS.

PM USA has established a website that includes, among other things, the views of public health authorities on smoking, disease causation in smokers, addiction and ETS. The site reflects PM USA’s agreement with the medical and scientific consensus that cigarette smoking is addictive, and causes lung cancer, heart disease, emphysema and other serious diseases in smokers. The website advises smokers, and those considering smoking, to rely on the messages of public health authorities in making all smoking-related decisions. The website address is www.philipmorrisusa.com. The information on PM USA’s website is not, and shall not be deemed to be, a part of this document or incorporated into any filings ALG makes with the Securities and Exchange Commission.

Testing and Reporting of Other Smoke Constituents: In addition to tar, nicotine and carbon monoxide, public health authorities have classified between 45 and 70 other smoke constituents as potential causes of tobacco-related diseases. PM USA measures most of these constituents for its product research and development purposes. However, the capacity to conduct by-brand testing on a national basis does not exist today, and the cost of by-brand annual testing would be significant.

Reduced Cigarette Ignition Propensity Legislation: Legislation or regulation requiring cigarettes to meet reduced ignition propensity standards is being considered in many states, at the federal and local levels. New York State implemented ignition propensity standards in June 2004. To date, the same standards have been enacted by twenty-one other states, effective as follows: Vermont (May 2006), California (January 2007), Oregon (April 2007), New Hampshire (October 2007), Illinois (January 2008), Maine (January 2008), Massachusetts (January 2008), Kentucky (April 2008), Montana (May 2008), Alaska (August 2008), New Jersey (June 2008), Maryland (July 2008), Utah (July 2008), Connecticut (July 2008), Rhode Island (August 2008), Delaware (January 2009), Iowa (January 2009), Minnesota (January 2009), Texas (January 2009), Louisiana (August 2009) and North Carolina (January 2010). PM USA supports the enactment of federal legislation mandating a uniform and technically feasible national standard for reduced ignition propensity cigarettes that would preempt state standards and apply to all cigarettes sold in the United States. Although PM USA believes that a national standard is the most appropriate way to address the issue, it has been actively supporting the adoption of laws at the state level that require all manufacturers to comply with the standard first adopted in New York.

Illicit Trade: Regulatory measures and related governmental actions to prevent the illicit manufacture and trade of tobacco products are being considered by a number of jurisdictions. PM USA supports strict regulations and enforcement measures to prevent all forms of illicit trade in tobacco products. PM USA agrees that manufacturers should implement monitoring systems of their sales and distribution practices, and that where appropriately confirmed, manufacturers should stop supplying vendors who have knowingly engaged in illicit trade. For example, PM USA is engaged in a number of initiatives to help prevent contraband trade in cigarettes, including: enforcement of PM USA wholesale and retail trade policies on trade in contraband cigarettes and Internet/remote sales; engagement with and support of law enforcement and regulatory agencies; litigation to protect the Company’s trademarks; and support for federal and state legislation. PM USA’s legislative initiatives to address contraband trade in cigarettes are designed to better control and protect the legitimate channels of distribution, impose more stringent penalties for the violation of laws and provide additional tools for law enforcement.

State Settlement Agreements: As discussed in Note 19, during 1997 and 1998, PM USA and other major domestic tobacco product manufacturers entered into agreements with states and various United States jurisdictions settling asserted and unasserted health care cost recovery and other claims. These settlements require PM USA to make substantial annual payments. The settlements also place numerous restrictions on PM USA’s business operations, including prohibitions and restrictions on the advertising and marketing of cigarettes. Among these are prohibitions of outdoor and transit brand advertising; payments for product placement; and free sampling (except in adult-only facilities). Restrictions are also placed on the use of brand name sponsorships and brand name non-tobacco products. The State Settlement Agreements also place prohibitions on targeting youth and the use of cartoon characters. In addition, the State Settlement Agreements require companies to affirm corporate principles directed at reducing underage use of cigarettes; impose requirements regarding lobbying activities; mandate public disclosure of certain industry documents; limit the industry’s ability to challenge certain tobacco control and underage use laws; and provide for the dissolution of certain tobacco-related organizations and place restrictions on the establishment of any replacement organizations.

Other Legislation or Governmental Initiatives: Legislative and regulatory initiatives affecting the tobacco industry have been adopted or are being considered in a number of jurisdictions. In recent years, various members of federal and state governments have introduced legislation that would subject cigarettes and other tobacco products to various regulations; restrict or eliminate the use of descriptors for cigarettes such as “lights” or “ultra lights;” establish educational campaigns relating to tobacco consumption or tobacco control programs, or provide additional funding for governmental tobacco control activities; further restrict the advertising of cigarettes and other tobacco products; require additional warnings, including graphic warnings, on packages and in advertising of cigarettes and other tobacco products; eliminate or reduce the tax deductibility of tobacco product advertising; provide that the Federal Cigarette Labeling and Advertising Act and the Smoking Education Act not be used as a defense against liability under state statutory or common law; allow state and local governments to restrict the use of flavors in tobacco products; and allow state and local governments to restrict the sale and distribution of tobacco products.

It is not possible to predict what, if any, additional legislation, regulation or other governmental action will be enacted or implemented relating to the manufacturing, advertising, sale or use of tobacco products, or the tobacco industry generally. It is possible, however, that legislation, regulation or other governmental action could be enacted or implemented in the United States that might materially affect the business, volume, results of operations and cash flows of our tobacco subsidiaries, and ultimately their parent, ALG.

Governmental Investigations: From time to time, ALG and its subsidiaries are subject to governmental investigations on a range of matters. In this regard, ALG believes that Canadian authorities are contemplating a legal proceeding based on an investigation of ALG entities relating to allegations of contraband shipments of cigarettes into Canada in the early to mid-1990s. ALG and its subsidiaries cannot predict the outcome of this investigation or whether additional investigations may be commenced.

Manufacturing Optimization Program:

In June 2007, Altria Group, Inc. announced plans by its tobacco subsidiaries to optimize worldwide cigarette production by moving U.S.-based cigarette production for non-U.S. markets to PMI facilities in Europe. Due to declining U.S. cigarette volume, as well as PMI’s decision to re-source its production, PM USA will close its Cabarrus, North Carolina manufacturing facility and consolidate manufacturing for the U.S. market at its Richmond, Virginia manufacturing center. PMI expects to shift all of its PM USA-sourced cigarette production, which approximates 57 billion cigarettes, to PMI facilities in Europe by October 2008, and PM USA will close its Cabarrus manufacturing facility by the end of 2010.

As a result of this program, from 2007 through 2011, PM USA expects to incur total pre-tax charges of approximately $670 million, comprised of accelerated depreciation of $143 million, employee separation costs of $353 million and other charges of $174 million, primarily related to the relocation of employees and equipment, net of estimated gains on sales of land and buildings. Approximately $440 million, or 66% of the total pre-tax charges, will result in cash expenditures. PM USA recorded total pre-tax charges of $371 million in 2007 related to this program. These charges were comprised of pre-tax asset impairment and exit costs of $344 million, and $27 million of pre-tax implementation costs associated with the program. The pre-tax implementation costs primarily related to accelerated depreciation and were included in cost of sales in the consolidated statement of earnings for the year ended December 31, 2007. Pre-tax charges of approximately $140 million are expected during 2008 for the program. In addition, the program will entail capital expenditures of approximately $230 million.

The program is expected to generate annual pre-tax cost savings of approximately $156 million by 2011.

Acquisition

As discussed in Note 5. Acquisition, to the consolidated financial statements, the following acquisition occurred during 2007.

On December 11, 2007, in conjunction with PM USA’s adjacency strategy, Altria Group, Inc. acquired 100% of John Middleton, Inc., a leading manufacturer of machine-made large cigars, for $2.9 billion in cash. The acquisition was financed with existing cash. John Middleton, Inc.’s balance sheet has been consolidated with Altria Group, Inc.’s as of December 31, 2007. Earnings from December 12, 2007 to December 31, 2007 have been included in Altria Group, Inc.’s consolidated operating results.

Operating Results

	Net Revenues			Operating Companies Income
			(in millions)
	2007	2006	2005	2007	2006	2005

Cigarettes and other tobacco products	$18,470	$18,474	$18,134	$4,511	$4,812	$4,581
Cigars	15			7

Total tobacco	$18,485	$18,474	$18,134	$4,518	$4,812	$4,581

2007 compared with 2006

The following discussion compares tobacco operating results for 2007 with 2006.

Cigarettes and other tobacco products.    Net revenues, which include excise taxes billed to customers, decreased $4 million. Excluding excise taxes, net revenues increased $164 million (1.1%) to $15.0 billion, due primarily to lower wholesale promotional allowance rates ($1.1 billion), partially offset by lower volume ($906 million).

Operating companies income decreased $301 million (6.3%), due primarily to lower volume ($608 million) and higher pre-tax charges in 2007 for asset impairment, exit and implementation costs related to the announced closing of the Cabarrus, North Carolina cigarette manufacturing facility ($361 million), partially offset by lower wholesale promotional allowance rates, net of higher ongoing resolution costs ($329 million) and lower marketing, administration and research costs ($311 million, net of a $26 million provision for the Scott case in Louisiana in 2007). Lower marketing, administration and research costs primarily reflect productivity savings in marketing, and general and administrative expenses.

Marketing, administration and research costs include PM USA’s cost of administering and litigating product liability claims. Litigation defense costs are influenced by a number of factors, as more fully discussed in Note 19. Principal among these factors are the number and types of cases filed, the number of cases tried annually, the results of trials and appeals, the development of the law controlling relevant legal issues, and litigation strategy and tactics. For the years ended December 31, 2007, 2006 and 2005, product liability defense costs were $200 million, $195 million and $258 million, respectively. The factors that have influenced past product liability defense costs are expected to continue to influence future costs. PM USA does not expect that product liability defense costs will increase significantly in the future.

PM USA’s shipment volume was 175.1 billion units, a decrease of 4.6% or 8.3 billion units, but was estimated to be down approximately 3.6% when adjusted for changes in trade inventories and calendar differences. For the full year 2007, PM USA estimates a decline of about 4% in total cigarette industry volume. In the premium segment, PM USA’s shipment volume decreased 4.3%. Marlboro shipment volume decreased 5.9 billion units (3.9%) to 144.4 billion units. In the discount segment, PM USA’s shipment volume also decreased, with Basic shipment volume down 8.8% to 13.2 billion units. PM USA estimates that cigarette consumption in 2008 may decline by 2.5% to 3.0%.

The following table summarizes PM USA’s cigarette volume performance by brand for 2007 and 2006:

	For the Years Ended December 31,
	2007	2006
	(in billion units)
Marlboro	144.4	150.3
Parliament	6.0	6.0
Virginia Slims	7.0	7.5
Basic	13.2	14.5

Focus on Four Brands	170.6	178.3
Other	4.5	5.1

Total PM USA	175.1	183.4

The following table summarizes PM USA’s retail share performance, based on data from the IRI/Capstone Total Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. This panel was not designed to capture sales through other channels, including Internet and direct mail:

	For the Years Ended December 31,
	2007	2006
Marlboro	41.0%	40.5%
Parliament	1.9	1.8
Virginia Slims	2.2	2.3
Basic	4.1	4.2

Focus on Four Brands	49.2	48.8
Other	1.4	1.5

Total PM USA	50.6%	50.3%

Effective September 10, 2007, PM USA reduced its wholesale promotional allowances on Marlboro, Parliament and Basic by $0.50 per carton, from $4.00 to $3.50, and Virginia Slims by $2.00 per carton, from $4.00 to $2.00. In addition, PM USA raised the price on its other brands by $2.50 per thousand cigarettes or $0.50 per carton effective September 10, 2007 and by $9.95 per thousand cigarettes or $1.99 per carton effective February 12, 2007.

Effective December 18, 2006, PM USA reduced its wholesale promotional allowance on its Focus on Four brands by $1.00 per carton, from $5.00 to $4.00, and increased the price of its other brands by $1.00 per carton.

Effective December 19, 2005, PM USA reduced its wholesale promotional allowance on its Focus on Four brands by $0.50 per carton, from $5.50 to $5.00. In addition, effective December 27, 2005, PM USA increased the price of its other brands by $2.50 per thousand cigarettes or $0.50 per carton.

PM USA anticipates that U.S. industry volume will decline by approximately 2.5% to 3.0% annually over the next few years. PM USA cannot predict the relative sizes of the premium and discount segments or its shipment or retail market share. PM USA believes that its results may be materially adversely affected by the items discussed under the caption Tobacco—Business Environment.

Cigars. On December 11, 2007, in conjunction with ALG’s and PM USA’s adjacency strategy, Altria Group, Inc. acquired 100% of John Middleton, Inc., a leading manufacturer of machine-made large cigars, for $2.9 billion in cash. The acquisition was financed with existing cash. John Middleton, Inc.’s balance sheet has been consolidated with Altria Group, Inc.’s as of December 31, 2007. Earnings from December 12, 2007 to December 31, 2007 have been included in Altria Group, Inc.’s consolidated operating results.

2006 compared with 2005

The following discussion compares tobacco operating results for 2006 with 2005.

Cigarettes and other tobacco products.    Net revenues, which include excise taxes billed to customers, increased $340 million (1.9%). Excluding excise taxes, net revenues increased $382 million (2.6%) to $14.9 billion, due primarily to lower wholesale promotional allowance rates ($604 million), partially offset by lower volume ($239 million).

Operating companies income increased $231 million (5.0%), due primarily to lower wholesale promotional allowance rates, net of higher ongoing resolution costs ($424 million) and several other items (aggregating $79 million), partially offset by lower volume ($170 million), higher fixed manufacturing costs ($47 million) and higher marketing, administration and research costs (including spending in 2006 for various excise tax ballot initiatives). The other items reflect a pre-tax provision in 2005 for the Boeken individual smoking case ($56 million) and the previously mentioned 2005 net charges related to tobacco quota buy-out legislation ($23 million).

PM USA’s shipment volume was 183.4 billion units, a decrease of 1.1%, but was estimated to be down approximately 1.5% when adjusted for trade inventory changes and the timing of promotional shipments. In the premium segment, PM USA’s shipment volume decreased 0.7%. Marlboro shipment volume decreased 0.2 billion units (0.2%) to 150.3 billion units. In the discount segment, PM USA’s shipment volume decreased 6.2%, while Basic shipment volume was down 5.0% to 14.5 billion units.

The following table summarizes PM USA’s cigarette volume performance by brand for 2006 and 2005:

	For the Years Ended December 31,
	2006	2005
	(in billion units)
Marlboro	150.3	150.5
Parliament	6.0	5.8
Virginia Slims	7.5	7.9
Basic	14.5	15.2

Focus on Four Brands	178.3	179.4
Other	5.1	6.1

Total PM USA	183.4	185.5

The following table summarizes PM USA’s retail share performance, based on data from the IRI/Capstone Total Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including Internet or direct mail:

	For the Years Ended December 31,
	2006	2005
Marlboro	40.5%	40.0%
Parliament	1.8	1.7
Virginia Slims	2.3	2.3
Basic	4.2	4.3

Focus on Four Brands	48.8	48.3
Other	1.5	1.7

Total PM USA	50.3%	50.0%

Financial Services

Business Environment

In 2003, PMCC shifted its strategic focus and is no longer making new investments but is instead focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold. During 2007, 2006 and 2005, proceeds from asset sales, maturities and bankruptcy recoveries totaled $486 million, $357 million and $476 million, respectively, and gains totaled $274 million, $132 million and $72 million, respectively, in operating companies income.

Included in the proceeds for 2007 were partial recoveries of amounts previously charged to earnings in the allowance for losses related to PMCC’s airline exposure. The operating companies income associated with these recoveries, which is included in the gains shown above, was $214 million for the year ended December 31, 2007.

PMCC leases one 750 megawatt (“MW”) natural gas-fired power plant (located in Pasadena, Texas) to an indirect subsidiary of Calpine Corporation (“Calpine”). Calpine, which has guaranteed the lease, was operating under bankruptcy protection at December 31, 2007. The subsidiary was not included as part of the bankruptcy filing of Calpine. PMCC does not record income on leases when the lessee or its guarantor is in bankruptcy. At December 31, 2007, PMCC’s finance asset balance for this lessee was $60 million. Based on PMCC’s assessment of the prospect for recovery on the Pasadena plant, a portion of the outstanding finance asset balance has been provided for in the allowance for losses. In July 2007, PMCC’s interest in two 265 MW natural gas-fired power plants (located in Tiverton, Rhode Island, and Rumford, Maine), which were part of the bankruptcy filing, were foreclosed upon. These leases were rejected and written off during 2006.

None of PMCC’s aircraft lessees are operating under bankruptcy protection at December 31, 2007. One of PMCC’s aircraft lessees, Northwest Airlines, Inc. (“Northwest”), exited bankruptcy on May 31, 2007 and assumed PMCC’s leveraged leases for three Airbus A-320 aircraft. PMCC’s leases for 19 aircraft with Delta Air Lines, Inc. (“Delta”) were sold in early 2007.

The activity in the allowance for losses on finance assets for the years ended December 31, 2007, 2006 and 2005 was as follows (in millions):

	2007	2006	2005
Balance at beginning of the year	$480	$596	$497
Amounts (recovered)/charged to earnings	(129)	103	200
Amounts written-off	(147)	(219)	(101)

Balance at end of the year	$204	$480	$596

The net impact to the allowance for losses in 2007, 2006 and 2005 related primarily to various airline leases. Amounts recovered of $129 million in 2007 related to partial recoveries of amounts charged to earnings in the allowance for losses in prior years. In addition, PMCC recovered $85 million related to amounts previously charged to earnings and written-off in prior years. In total, these recoveries resulted in additional operating companies income of $214 million for the year ended December 31, 2007. As a result of the $200 million charge in 2005, PMCC’s fixed charges coverage ratio did not meet its 1.25:1 requirement under a support agreement with ALG. Accordingly, as required by the support agreement, a support payment of $150 million was made by ALG to PMCC in September 2005. It is possible that additional adverse developments may require PMCC to increase its allowance for losses. Acceleration of taxes on the foreclosures of leveraged leases written-off amounted to approximately $50 million and $80 million in 2007 and 2006, respectively. There were no foreclosures in 2005.

As discussed further in Note 14. Income Taxes, the IRS has disallowed benefits pertaining to several PMCC leverage lease transactions for the years 1996 through 1999.

Operating Results

	Net Revenues			Operating Companies Income
	(in millions)
	2007	2006	2005	2007	2006	2005
Financial Services	$179	$316	$318	$380	$175	$30

PMCC’s net revenues for 2007 decreased $137 million (43.4%) from 2006, due primarily to lower lease revenues due to lower investment balances, and to lower gains from asset management activity. PMCC’s operating companies income for 2007 of $380 million increased $205 million (100.0+%) from 2006, due primarily to cash recoveries in 2007 on aircraft leases previously written down versus an increase to the loss provision in 2006, partially offset by lower revenues.

PMCC’s net revenues for 2006 decreased $2 million (0.6%) from 2005, due primarily to lower lease revenues as a result of lower investment balances, partially offset by higher gains from asset sales. PMCC’s operating companies income for 2006 of $175 million increased $145 million (100.0+%) from 2005. Operating companies income for 2006 includes a $103 million increase to the provision for airline industry exposure as discussed above, a decrease of $97 million from the 2005 provision, and higher gains from asset sales.

Financial Review

Net Cash Provided by Operating Activities, Continuing Operations

During 2007, net cash provided by operating activities on a continuing operations basis was $4.6 billion, compared with $3.6 billion during 2006. The increase in cash provided by operating activities was due primarily to the 2006 reimbursements of PMI’s and Kraft’s portions of federal income tax benefits related to the RAR, higher accrued settlement charges and lower pension plan contributions, partially offset by lower returns of escrow bond deposits.

During 2006, net cash provided by operating activities on a continuing operations basis was $3.6 billion, compared with $2.4 billion during 2005. The increase in cash provided by operating activities was due primarily to the return of the escrow bond deposit related to the Price tobacco case and lower pension plan contributions, partially offset by the 2006 reimbursements of PMI’s and Kraft’s portions of federal income tax benefits related to the RAR.

Net Cash (Used in) Provided by Investing Activities, Continuing Operations

ALG and PM USA from time to time consider acquisitions as part of their adjacency strategy. On December 11, 2007, in conjunction with this adjacency strategy, Altria Group, Inc. acquired 100% of John Middleton, Inc., a leading manufacturer of machine-made large cigars, for $2.9 billion in cash. The acquisition was financed with existing cash.

During 2007 and 2006, net cash used in investing activities on a continuing operations basis was $2.7 billion and $63 million, respectively. During 2005, net cash of $212 million was provided by investing activities on a continuing operations basis. In 2007, the net cash used primarily reflects the purchase of John Middleton, Inc. The net cash provided in 2005 reflects higher proceeds from finance assets.

Capital expenditures for 2007 decreased 3.3% to $386 million. The expenditures were primarily for modernization and consolidation of manufacturing facilities, expansion of research and development, and expansion of certain production capacity. Capital expenditures for 2008 are expected to be slightly below 2007 expenditures, and are expected to be funded by operating cash flows.

Net Cash (Used in) Provided by Financing Activities, Continuing Operations

During 2007 and 2006, net cash used in financing activities on a continuing operations basis was $148 million and $5.2 billion, respectively. During 2005 net cash of $1.8 billion was provided by financing activities on a continuing operations basis. The decrease of $5.1 billion from 2006 was due primarily to higher dividends received from PMI in 2007 and to lower repayments of debt in 2007. The increase in cash used of $7.0 billion from 2005 to 2006 was due primarily to lower dividends received from PMI in 2006 and higher repayments of debt in 2006. ALG received a final dividend payment from PMI in the first quarter of 2008.

Debt and Liquidity

Credit Ratings – At December 31, 2007, ALG’s debt ratings by major credit rating agencies were as follows:

	Short-term	Long-term	Outlook

Moody’s	P-2	Baa1	Stable
Standard & Poor’s	A-2	BBB	Stable
Fitch	F-2	BBB+	Stable

On January 30, 2008, the major credit rating agencies listed in the table above affirmed ALG's debt ratings following the announcement of the PMI spin-off, and Fitch upgraded ALG’s outlook to positive.

Credit Lines – ALG maintains revolving credit facilities. ALG intends to use its revolving credit facilities to support the issuance of commercial paper.

ALG has a 364-day revolving credit facility in the amount of $1.0 billion, which expires on March 27, 2008. In addition, ALG maintains a multi-year credit facility in the amount of $4.0 billion, which expires April 15, 2010. The ALG facilities require the maintenance of an earnings to fixed charges ratio, as defined by the agreements, of not less than 2.5 to 1.0. At December 31, 2007, the ratio calculated in accordance with the agreements was 19.6 to 1.0. After the effectiveness of the spin-off of PMI, ALG’s multi-year credit facility was reduced from $4.0 billion to $3.5 billion and the earnings to fixed charges ratio was replaced with a ratio of EBITDA to interest expense of not less than 4.0 to 1.0. In addition, the facility now requires the maintenance of a ratio of debt to EBITDA of not more than 2.5 to 1.0. If the PMI spin-off had occurred as of December 31, 2007, the ratio of EBITDA to interest expense would have been 15.6 to 1.0, and the ratio of debt to EBITDA would have been 0.9 to 1.0. On January 28, 2008, Altria Group, Inc. entered into a $4.0 billion, 364-day bridge loan facility to finance the tender offers and consent solicitation expenses related to its outstanding consumer products debt. The tender offers, however, were financed with existing cash and Altria Group, Inc. has not borrowed under this bridge loan agreement. The agreement contains the same covenants mentioned above, and is required to be prepaid or reduced by the net proceeds of any capital markets transactions.

ALG expects to continue to meet its covenants. These facilities do not include any credit rating triggers or any provisions that could require the posting of collateral.

At December 31, 2007, credit lines for ALG, and the related activity, were as follows (in billions of dollars):

ALG	December 31, 2007
Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available

364-day revolving credit, expiring 3/27/08	$1.0	$-	$-	$1.0
Multi-year revolving credit, expiring 4/15/10	4.0			4.0

	$5.0	$-	$-	$5.0

Debt – Altria Group, Inc.’s total debt (consumer products and financial services) was $4.7 billion and $5.7 billion at December 31, 2007 and 2006, respectively. Total consumer products debt was $4.2 billion and $4.6 billion at December 31, 2007 and 2006, respectively. Fixed-rate debt constituted approximately 97% of total consumer products debt at December 31, 2007 and 2006. The weighted average interest rate on total consumer products debt, including the impact of swap agreements, was approximately 6.1% and 6.2% at December 31, 2007 and 2006, respectively.

During the first quarter of 2008, Altria Group, Inc. and its subsidiary, Altria Finance (Cayman Islands) Ltd. completed tender offers to purchase for cash $2.3 billion of notes and debentures denominated in U.S. dollars and €373 million in euro-denominated bonds, equivalent to $568 million in U.S. dollars. The tender offers and consent solicitations resulted in charges of $393 million in the first quarter of 2008. In order to finance the tender offers, Altria Group, Inc. arranged a $4.0 billion, 364-day bridge loan facility. The tender offers, however, were paid with existing cash. Subsequent to the spin-off, Altria Group, Inc. intends to issue new public debt for general corporate purposes, including its share repurchase program, if market conditions permit.

Taxes – The IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999, and issued a final RAR on March 15, 2006. Altria Group, Inc. agreed with the RAR, with the exception of certain leasing matters discussed below. Consequently, in March 2006, Altria Group, Inc. recorded non-cash tax benefits of $1.0 billion, which principally represented the reversal of tax reserves following the issuance of and agreement with the RAR. Altria Group, Inc. reimbursed $337 million and $450 million in cash to Kraft and PMI, respectively, for their portion of the $1.0 billion related to federal tax benefits, as well as pre-tax interest of $46 million to Kraft. The total tax benefits related to Kraft and PMI, which included the above mentioned federal tax benefits, as well as state tax benefits of $74 million, were reclassified to earnings from discontinued operations. The tax reversal resulted in an increase to earnings from continuing operations of $146 million for the year ended December 31, 2006.

Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on Revenue Rulings, an IRS Notice and subsequent case law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FIN 48 and FASB Staff Position No. FAS 13-2.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Altria Group, Inc. has no off-balance sheet arrangements, including special purpose entities, other than guarantees and contractual obligations that are discussed below.

Guarantees - As discussed in Note 19, at December 31, 2007, Altria Group, Inc.’s third-party guarantees, which are primarily related to divestiture activities, were $22 million. These guarantees have no specified expiration dates. Altria Group, Inc. is required to perform under these guarantees in the event that a third party fails to make contractual payments. Altria Group, Inc. has a liability of $22 million on its consolidated balance sheet at December 31, 2007, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2007, subsidiaries of ALG were also contingently liable for $27 million of guarantees related to their own performance, consisting primarily of surety bonds. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.’s liquidity.

Aggregate Contractual Obligations - The following table summarizes Altria Group, Inc.’s contractual obligations from continuing operations at December 31, 2007:

	Payments Due
	Total	2008	2009-2010	2011-2012	2013 and Thereafter
	(in millions)
Long-term debt (1):
Consumer products	$4,239	$2,354	$135	$-	$1,750
Financial services	500		500

	4,739	2,354	635	-	1,750

Interest on borrowings (2)	1,758	292	297	256	913

Operating leases (3)	286	59	92	42	93

Purchase obligations (4):
Inventory and production costs	827	469	256	52	50
Other	1,492	736	604	152	-

	2,319	1,205	860	204	50

Other long-term liabilities (5)	1,443	117	264	290	772

	$10,545	$4,027	$2,148	$792	$3,578

(1)	Amounts represent the expected cash payments of Altria Group, Inc.’s long-term debt, excluding the impact of the previously discussed tender offers.

(2)

Amounts represent the expected cash payments of Altria Group, Inc.’s interest expense on its long-term debt, including the current portion of long-term debt. Interest on Altria Group, Inc.’s fixed-rate debt is presented using the stated interest rate. Interest on Altria Group, Inc.’s variable rate debt is estimated using the rate in effect at December 31, 2007. Amounts exclude the amortization of debt discounts, the amortization of loan fees and fees for lines of credit that would be included in interest expense in the consolidated statements of earnings.

(3)	Amounts represent the minimum rental commitments under non-cancelable operating leases.

(4)

Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty, and with short notice (usually 30 days). Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(5)

Other long-term liabilities primarily consist of postretirement health care costs. The following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued pension and postemployment costs, income taxes and tax contingencies, insurance accruals and other accruals. Altria Group, Inc. is unable to estimate the timing of payments (or contributions in the case of accrued pension costs) for these items. Currently, Altria Group, Inc. anticipates making pension contributions of approximately $16 million in 2008, based on current tax law (as discussed in Note 16. Benefit Plans).

The State Settlement Agreements and related legal fee payments, and payments for tobacco growers, as discussed below and in Note 19, are excluded from the table above, as the payments are subject to adjustment for several factors, including inflation, market share and industry volume. Litigation escrow deposits, as discussed below and in Note 19, are also excluded from the table above since these deposits will be returned to PM USA should it prevail on appeal.

Payments Under State Settlement and Other Tobacco Agreements – As discussed previously and in Note 19, PM USA has entered into State Settlement Agreements with the states and territories of the United States and also entered into a trust agreement to provide certain aid to U.S. tobacco growers and quota holders, but PM USA’s obligations under this trust have now been eliminated by the obligations imposed on PM USA by FETRA. Each of these agreements calls for payments that are based on variable factors, such as cigarette volume, market shares and inflation. PM USA accounts for the cost of these agreements as a component of cost of sales as product is shipped.

As a result of these agreements and the enactment of FETRA, PM USA recorded the following amounts in cost of sales for the years ended December 31, 2007, 2006 and 2005 (in billions):

PM USA
2007	$5.5
2006	5.0
2005	5.0

Based on current agreements and current estimates of volume and market share, the estimated amounts that PM USA and John Middleton, Inc. (FETRA) may charge to cost of sales under these agreements will be approximately as follows:

PM USA		John Middleton, Inc.
(in billions)		(in millions)
2008	$5.6	2008	$4
2009	5.5	2009	4
2010	5.6	2010	5
2011	5.6	2011	5
2012	5.6	2012	5
2013 to 2017	5.6 annually	2013	5
Thereafter	5.7 annually	2014	5

The estimated amounts charged to cost of sales in each of the years above would generally be paid in the following year. As previously stated, the payments due under the terms of these agreements are subject to adjustment for several factors, including volume, inflation and certain contingent events and, in general, are allocated based on each manufacturer’s market share. The amounts shown in the table above are estimates, and actual amounts will differ as underlying assumptions differ from actual future results. See Note 19 for a discussion of proceedings that may result in a downward adjustment of amounts paid under State Settlement Agreements for the years 2003 and 2004.

Litigation Escrow Deposits – As discussed in Note 19, in December 2007, $1.2 billion of funds held in an interest-bearing escrow account in connection with obtaining a stay of execution in the Engle class action was returned to PM USA. In addition, the $100 million relating to the bonding requirement in the same case has been discharged. The $1.2 billion escrow account and the deposit of $100 million related to the bonding requirement were included in the December 31, 2006 consolidated balance sheet as other assets. Interest income on the $1.2 billion escrow account, prior to its return to PM USA, was paid to PM USA quarterly and was being recorded as earned in interest and other debt expense, net, in the consolidated statements of earnings.

Also, in June 2006 under the order of the Illinois Supreme Court, the cash deposits of approximately $2.2 billion related to the Price case were returned to PM USA, and PM USA’s obligations to deposit further cash payments were terminated.

With respect to certain adverse verdicts currently on appeal, as of December 31, 2007, PM USA has posted various forms of security totaling approximately $193 million, the majority of which have been collateralized with cash deposits, to obtain stays of judgments pending appeals. These cash deposits are included in other assets on the consolidated balance sheets.

Although litigation is subject to uncertainty and could result in material adverse consequences for the financial condition, cash flows or results of operations of PM USA or Altria Group, Inc. in a particular fiscal quarter or fiscal year, management believes the litigation environment has substantially improved and expects cash flow from operations, together with existing credit facilities, to provide sufficient liquidity to meet the ongoing needs of the business.

Equity and Dividends

As discussed in Note 1. Background and Basis of Presentation, on March 30, 2007, Altria Group, Inc. distributed all of its remaining interest in Kraft on a pro rata basis to Altria Group, Inc. stockholders of record as of the close of business on March 16, 2007 in a tax-free distribution. The distribution resulted in a net decrease to Altria Group, Inc.’s stockholders’ equity of $27.4 billion on March 30, 2007.

As discussed in Note 12. Stock Plans, in January 2007, Altria Group, Inc. issued 1.7 million shares of deferred stock to eligible U.S.-based and non-U.S. employees. Restrictions on these shares lapse in the first quarter of 2010. The market value per share was $87.36 on the date of grant. Recipients of these Altria Group, Inc. deferred shares did not receive restricted stock or deferred stock of Kraft upon the Kraft spin-off. Rather, they received 0.6 million additional deferred shares of Altria Group, Inc. to preserve the intrinsic value of the original award.

At December 31, 2007, the number of shares to be issued upon exercise of outstanding stock options and vesting of deferred stock was 33.2 million, or 1.6% of shares outstanding.

Dividends paid in 2007 and 2006 were $6.7 billion and $6.8 billion, respectively, a decrease of 2.4%, primarily reflecting a lower dividend rate in 2007 due to the Kraft spin-off, partially offset by a greater number of shares outstanding in 2007. During the second quarter of 2007, Altria Group, Inc. adjusted its quarterly dividend to $0.69 per share so that its stockholders who retained their Altria Group, Inc. and Kraft shares would receive in the aggregate the same dividend dollars as before the distribution. During the third quarter of 2007, Altria Group, Inc.’s Board of Directors approved an 8.7% increase in the quarterly dividend rate to $0.75 per share. As a result, the present annualized dividend rate is $3.00 per share.

Altria Group, Inc. has announced its intention to adjust its current dividend so that its stockholders who retain their PMI shares will initially receive, in the aggregate, the same dividend dollars as before the PMI Distribution. In that regard, PMI’s annualized dividend rate will be $1.84 per common share and Altria Group, Inc.’s annualized dividend rate will be $1.16 per common share.

On January 30, 2008, the Altria Group, Inc. Board of Directors approved a $7.5 billion two-year share repurchase program which began in April 2008.

Market Risk

Derivative financial instruments are used by ALG and its subsidiaries, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates, by creating offsetting exposures. Altria

Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes.

Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2007, 2006 and 2005, as follows (in millions):

	2007	2006	2005
Gain (loss) as of January 1	$13	$24	$(14)
Derivative gains transferred to earnings	(45)	(35)	(95)
Change in fair value	25	24	133
Kraft spin-off	2

(Loss) gain as of December 31	$(5)	$13	$24

The fair value of all derivative financial instruments has been calculated based on market quotes.

Foreign exchange rates.     Altria Group, Inc. (primarily PMI) uses forward foreign exchange contracts, foreign currency swaps and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which Altria Group, Inc. (primarily PMI) is exposed include the Japanese yen, Swiss franc, euro, Turkish lira, Russian ruble and Indonesian rupiah. At December 31, 2007 and 2006, Altria Group, Inc. had contracts with aggregate notional amounts of $6.9 billion and $3.2 billion, respectively, of which $6.9 billion and $3.1 billion, respectively, were at PMI. A portion of Altria Group, Inc.’s foreign currency swaps, while effective as economic hedges, do not qualify for hedge accounting and therefore the unrealized gain (loss) relating to these contracts are reported in Altria Group, Inc.’s consolidated statements of earnings. For the years ended December 31, 2007, 2006 and 2005, the unrealized gain (loss) with regard to the contracts that do not qualify for hedge accounting was insignificant.

In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity, and are accounted for as cash flow hedges. At December 31, 2007 and 2006, the notional amounts of foreign currency swap agreements aggregated $1.5 billion and $1.4 billion, respectively.

Altria Group, Inc. also designates certain foreign currency denominated debt and forwards as net investment hedges of foreign operations. During the years ended December 31, 2007 and 2006, these hedges of net investments resulted in losses, net of income taxes, of $45 million and $164 million, respectively, and during the year ended December 31, 2005, resulted in a gain, net of income taxes, of $369 million. These gains and losses were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.

Value at Risk.     Altria Group, Inc. uses a value at risk (“VAR”) computation to estimate the potential one-day loss in the fair value of its interest rate-sensitive financial instruments and to estimate the potential one-day loss in pre-tax earnings of its foreign currency derivative financial instruments. The VAR computation includes Altria Group, Inc.’s debt; short-term investments; and foreign currency forwards and swaps. Anticipated transactions and net investments in foreign subsidiaries, which the foregoing instruments are intended to hedge, were excluded from the computation.

The VAR estimates were made assuming normal market conditions, using a 95% confidence interval. Altria Group, Inc. used a “variance/co-variance” model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of VAR amounts at December 31, 2007 and 2006, and over each of the four preceding quarters for the calculation of average VAR amounts during each year.

The estimated potential one-day loss in fair value of Altria Group, Inc.’s (excluding PMI) interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency instruments under normal market conditions, as calculated in the VAR model, were as follows (in millions):

	Pre-Tax Earnings Impact				Fair Value Impact
	At 12/31/07	Average	High	Low	At 12/31/07	Average	High	Low
Instruments sensitive to:
Foreign currency rates	$ -	$1	$1	$ -
Interest rates					$15	$11	$15	$8

	Pre-Tax Earnings Impact				Fair Value Impact
	At 12/31/06	Average	High	Low	At 12/31/06	Average	High	Low
Instruments sensitive to:
Foreign currency rates	$1	$3	$4	$1
Interest rates					$13	$16	$17	$13

The VAR computation is a risk analysis tool designed to statistically estimate the maximum probable daily loss from adverse movements in interest rates and foreign currency rates under normal market conditions. The computation does not purport to represent actual losses in fair value or earnings to be incurred by Altria Group, Inc., nor does it consider the effect of favorable changes in market rates. Altria Group, Inc. cannot predict actual future movements in such market rates and does not present these VAR results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on its future results of operations or financial position.

New Accounting Standards

See Note 2, Note 16 and Note 18 to the consolidated financial statements for a discussion of new accounting standards.

Contingencies

See Note 19 to the consolidated financial statements for a discussion of contingencies.

Cautionary Factors That May Affect Future Results

Forward-Looking and Cautionary Statements

We* may from time to time make written or oral forward-looking statements, including statements contained in filings with the SEC, in reports to stockholders and in press releases and investor webcasts. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements and whether to invest in or remain invested in Altria Group, Inc.’s securities. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually

*	This section uses the terms “we,” “our” and “us” when it is not necessary to distinguish among ALG and its various operating subsidiaries or when any distinction is clear from the context.

or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. We elaborate on these and other risks we face throughout this document, particularly in the “Business Environment” sections preceding our discussion of operating results of our subsidiaries’ businesses. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. We do not undertake to update any forward-looking statement that we may make from time to time.

Tobacco-Related Litigation.    There is substantial litigation related to tobacco products in the United States. Damages claimed in some of the tobacco-related litigation are significant, and in certain cases, range into the billions of dollars. We anticipate that new cases will continue to be filed. It is possible that there could be adverse developments in pending cases. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 42 states now limit the dollar amount of bonds or require no bond at all.

It is possible that the consolidated results of operations, cash flows or financial position of PM USA or Altria Group, Inc. could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, management believes the litigation environment has substantially improved. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG’s stockholders to do so. Please see Note 19 for a discussion of pending tobacco-related litigation.

Tobacco Control Action in the Public and Private Sectors.    Our tobacco subsidiaries face significant governmental action, including efforts aimed at reducing the incidence of smoking, restricting marketing and advertising, imposing regulations on warnings and disclosure of ingredients and flavors, and seeking to hold us responsible for the adverse health effects associated with both smoking and exposure to environmental tobacco smoke. Governmental actions, combined with the diminishing social acceptance of smoking and private actions to restrict smoking, have resulted in reduced industry volume, and we expect that such actions will continue to reduce consumption levels.

Excise Taxes.    Tobacco products are subject to substantial excise taxes and significant increases in tobacco product-related taxes or fees have been proposed or enacted and are likely to continue to be proposed or enacted within the United States. For example, legislation was passed by the United States Congress in 2007 that would increase the federal excise tax on cigarettes by $0.61 a pack. The President vetoed this legislation. It is not possible to predict whether such legislation will be reintroduced and become law. Tax increases are expected to continue to have an adverse impact on sales of our tobacco products due to lower consumption levels and to a shift in consumer purchases from the premium to the non-premium or discount segments or to other low-priced or low-taxed tobacco products or to counterfeit and contraband products.

Increased Competition in the United States Tobacco Market.    Settlements of certain tobacco litigation in the United States have resulted in substantial cigarette price increases. PM USA faces competition from lowest priced brands sold by certain United States and foreign manufacturers that have cost advantages because they are not parties to these settlements. These manufacturers may fail to comply with related state escrow legislation or may avoid escrow deposit obligations on the majority of their sales by concentrating on certain states where escrow deposits are not required or are required on fewer than all such manufacturers’ cigarettes sold in such states. Additional competition has resulted from diversion into the United States market of cigarettes intended for sale outside the United States, the sale of counterfeit cigarettes by third parties, the sale of cigarettes by third parties over the Internet and by other means designed to avoid collection of applicable taxes, and increased imports of foreign lowest priced brands.

Governmental Investigations.    From time to time, ALG and its tobacco subsidiaries are subject to governmental investigations on a range of matters, including allegations of contraband shipments of cigarettes. We cannot predict the outcome of those investigations or whether additional investigations may be commenced, and it is possible that our tobacco subsidiaries’ businesses could be materially affected by an unfavorable outcome of pending or future investigations.

New Tobacco Product Technologies.    Our tobacco subsidiaries continue to seek ways to develop and to commercialize new product technologies that may reduce the risk of tobacco use while continuing to offer adult consumers products that meet their taste expectations. Potential solutions being researched include attempting to reduce constituents in tobacco smoke identified by public health authorities as harmful and seeking to produce products that reduce or eliminate exposure to tobacco smoke. Our tobacco subsidiaries may not succeed in these efforts. If they do not succeed, but one or more of their competitors do, our tobacco subsidiaries may be at a competitive disadvantage. Further, we cannot predict whether regulators will permit the marketing of products with claims of reduced risk to consumers, which could significantly undermine the commercial viability of any products that might be developed.

Adjacency Strategy.    ALG and PM USA have adjacency growth strategies involving moves and potential moves into complementary tobacco or tobacco-related products or processes. We cannot guarantee that these strategies, or any products introduced in connection with these strategies, will be successful.

Tobacco Availability and Quality.    Government mandated prices, production control programs, shifts in crops driven by economic conditions and adverse weather patterns may increase or decrease the cost or reduce the quality of tobacco and other agricultural products used to manufacture our products. As with other agriculture commodities, the price of tobacco leaf can be influenced by imbalances in supply and demand and crop quality can be influenced by variations in weather patterns. Tobacco production in certain countries is subject to a variety of controls, including governmental mandated prices and production control programs. Changes in the patterns of demand for agricultural products could cause farmers to plant less tobacco. Any significant change in the price of tobacco leaf, quality and quantity could affect our tobacco subsidiaries' profitability and business.

Attracting and Retaining Talent.    Our ability to implement our strategy of attracting and retaining the best global talent may be impaired by the decreasing social acceptance of cigarette smoking. The tobacco industry competes for talent with the consumer products industry and other companies that enjoy greater societal acceptance. As a result, our tobacco subsidiaries may be unable to attract and retain the best global talent.

Competition and Economic Downturns.    Each of our tobacco subsidiaries is subject to intense competition, changes in consumer preferences and local economic conditions. To be successful, they must continue to:

—	promote brand equity successfully;

—	anticipate and respond to new consumer trends;

—	develop new products and markets and to broaden brand portfolios in order to compete effectively with lower priced products;

—	improve productivity; and

—	be able to protect or enhance margins through price increases.

The willingness of consumers to purchase premium cigarette brands depends in part on local economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label and other economy brands, and the volume of our consumer products subsidiaries could suffer accordingly.

Our finance subsidiary, PMCC, holds investments in finance leases, principally in transportation (including aircraft), power generation and manufacturing equipment and facilities. Its lessees are also subject to intense competition and economic conditions. If counterparties to PMCC’s leases fail to manage through difficult economic and competitive conditions, PMCC may have to increase its allowance for losses, which would adversely affect our profitability.

Acquisitions.    ALG and PM USA from time to time consider acquisitions as part of their adjacency strategy, as evidenced by ALG’s 2007 acquisition of John Middleton, Inc. Acquisition opportunities are limited, and acquisitions present risks of failing to achieve efficient and effective integration, strategic objectives and anticipated revenue improvements and cost savings. There can be no assurance that we will be able to continue to acquire attractive businesses on favorable terms or that all future acquisitions will be quickly accretive to earnings.

Asset Impairment.    We periodically calculate the fair value of our goodwill and intangible assets to test for impairment. This calculation may be affected by the market conditions noted above, as well as interest rates and general economic conditions. If an impairment is determined to exist, we will incur impairment losses, which will reduce our earnings.

IRS Challenges to PMCC Leases.    The IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. The RAR disallowed benefits pertaining to certain PMCC leveraged lease transactions for the years 1996 through 1999. Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on Revenue Rulings, an IRS Notice and subsequent case law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FIN 48 and FASB Staff Position No. FAS 13-2.